Exhibit 10.8

EXECUTION COPY

WELLS FARGO BANK,

NATIONAL ASSOCIATION

100 Park Avenue, 14th Floor

New York, New York 10017

CONFIDENTIAL

September 7, 2018

Project Boom
Senior Secured ABL Facility
Commitment Letter

Concrete Pumping Merger Sub Inc.
28 W. 44th Street, Suite 501
New York, New York 10036

Attention: Tariq Osman

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (acting through such of its affiliates as it deems appropriate) (“Wells Fargo”, “Wells Fargo Bank”, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, the Target (as defined on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

1.	Commitments.

In connection with the Transactions contemplated hereby, Wells Fargo Bank (the “Initial Lender”) hereby commits on a several, but not joint, basis to provide the percentage of the entire principal amount of the ABL Facility set forth opposite the Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with the terms of this Commitment Letter), in each case, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto and the Summary of Terms attached as Exhibit B hereto (including Exhibit D referenced therein) (the “Term Sheet”) and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through D, including the annexes thereto, together with this letter, collectively, this “Commitment Letter”).

2.	Titles and Roles.

It is agreed that:

(a)	Wells Fargo will act as sole lead arranger and sole bookrunner for the ABL Facility (acting in such capacities, the “Lead Arranger”); and

(b)	Wells Fargo will act as sole administrative agent and as sole collateral agent for the ABL Facility (the “ABL Agent”).

You agree that no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated in the fee letter dated the date hereof and delivered in connection herewith (the “Fee Letter”)) will be paid to obtain the commitments of the Lenders under the ABL Facility unless you and we shall so reasonably agree.

3.	Information.

You hereby represent that to your knowledge with respect to the Target and its subsidiaries, (a) all written information concerning Holdings, the Borrowers and their respective subsidiaries and the Target and its subsidiaries (other than the projections, budgets, estimates, other forward-looking and/or projected information (collectively, the “Projections”) and information of a general economic or industry-specific nature) that has been or will be made available to any of us by Holdings, the Borrowers or any of their respective representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries, you will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to your knowledge with respect to the Target and its subsidiaries) the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging the ABL Facility, we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the accuracy of any such representation or supplement shall not constitute a condition precedent to the availability and/or initial funding of the ABL Facility on the Closing Date.

4.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

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5.	Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Holdings, the Borrowers, the Target and their respective subsidiaries and their respective businesses, the accuracy of which shall be a condition to the availability and initial funding of the ABL Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Target, their subsidiaries or their respective businesses in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliate have the right (giving effect to applicable cure provisions) to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the ABL Facility on the Closing Date if the conditions set forth on Exhibit C hereto are satisfied (or waived by us) (it being understood and agreed that to the extent any Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheet, (i) the perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or by filing form MR01 with the Registrar of Companies House in respect of any Loan Party incorporated in England and Wales and (ii) a pledge or charge of the equity interests of the Borrowers and the Subsidiary Guarantors with respect to which a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument of transfer endorsed in blank for the relevant certificate) to the extent (other than in the case of stock or equivalent certificates of Industrea Merger Sub (as defined in Exhibit B hereto)) such certificates are delivered to you under the Merger Agreement prior to the Closing Date (after your use of commercially reasonable efforts to obtain such certificates)), after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the ABL Facility on the Closing Date but may instead be delivered and/or perfected within 90 days (or such longer period as the ABL Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably) and (c) the only conditions (express or implied) to the availability of the ABL Facility on the Closing Date are those expressly set forth on Exhibit C hereto, and such conditions shall be subject in all respects to the provisions of this paragraph.

For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction (or procurement of a waiver) solely of the conditions described on Exhibit C hereto, is not a condition to the availability of the ABL Facility on the Closing Date. The Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the ABL Facility in a manner consistent with the Merger Agreement.

For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrowers and the Guarantors set forth in the applicable Credit Documentation relating to: organizational existence of the Loan Parties; organizational power and authority (as they relate to due authorization, execution, delivery and performance of the applicable Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the relevant Credit Documentation by the Loan Parties, and enforceability of the relevant Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); no conflicts of the Credit Documentation (limited to the execution, delivery and performance by the Borrowers and Guarantors of the Credit Documentation, incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof) with the organizational documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the ABL Facility not in violation of OFAC, FCPA and other anti-terrorism, anti-bribery and anti-money laundering laws; and the creation, validity, perfection and priority of security interests (subject in all respects to security interests and liens permitted under the Credit Documentation and to the foregoing provisions of this paragraph and the provisions of the immediately preceding paragraph). This Section 5 and the provisions contained herein shall be referred to as the “Limited Conditionality Provision”.

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6.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and their respective directors, officers, employees, partners, agents, advisors and other representatives (each, together with their successors and assigns, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the ABL Facility, the use of the proceeds thereof and the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 20 days following written demand therefor for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons taken as a whole and, solely in the case of an actual or reasonably perceived conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole, in each such relevant jurisdiction)); provided, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen from the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter by, such indemnified person (or any of its Related Parties (as defined below)), or (ii) which have arisen from any dispute solely among indemnified persons which does not arise out of any act or omission of Holdings or the Borrowers or any of their respective subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Agent or Lead Arranger or similar role under the ABL Facility), and (b)  if the Closing Date occurs, to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received at least 3 business days prior to the Closing Date or such later date to which the Borrowers may agree) (the “Invoice Date”) or, if invoiced after the Invoice Date, within 20 days following receipt of the relevant invoice, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, collateral appraisal expenses, applicable travel expenses, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one legal counsel to the Commitment Parties, taken as a whole (which fees, charges and disbursements, for the avoidance of doubt, shall be limited to, absent a conflict of interest, those of the legal counsel identified in the Term Sheet that have been acting for the Lead Arranger prior to the date hereof, and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to all such persons, taken as a whole, or reasonably necessary special counsel, and such other counsel as the Commitment Parties, as a whole, reasonably determine is necessary, with your consent (such consent not to be unreasonably withheld or delayed), as shall be reasonably necessary following consultation with you in connection with the transactions contemplated hereby)), incurred in connection with the ABL Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation).

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No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent of damages arising from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties), or such other party hereto, as applicable, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, the Sponsor, Holdings, the Borrowers, the Investors, the Target or any of their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the ABL Facility (including the use or intended use of the proceeds of the ABL Facility) or the transactions contemplated hereby; provided, that nothing contained in this sentence shall limit your indemnification obligations hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any such Proceeding is settled with your written consent, or if there is a judgment of a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against any indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. For purposes hereof, “Related Party” means, with respect to any indemnified person, any (or all, as the context may require) of such indemnified person’s affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives.

7.	Sharing of Information, Absence of Fiduciary Relationship.

You acknowledge that Wells Fargo may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Wells Fargo is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Wells Fargo has advised or is advising you on other matters, (b) Wells Fargo, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Wells Fargo, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Wells Fargo is engaged in a broad range of transactions that may involve interests that differ from your interests and that Wells Fargo has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against Wells Fargo for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Wells Fargo shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. Additionally, you acknowledge and agree that Wells Fargo is not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby). You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and Wells Fargo shall have no responsibility or liability to you with respect thereto. Any review by Wells Fargo of the Borrowers, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Wells Fargo and shall not be on behalf of you or any of your affiliates.

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You further acknowledge that Wells Fargo is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Wells Fargo or one or more of Wells Fargo’s affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, Holdings, the Borrowers, the Target and other companies with which you, Holdings, the Borrowers or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by Wells Fargo or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

8.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your subsidiaries, the Sponsor, any co-investor and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and those of the Target and its subsidiaries, the Target itself and the seller under the Merger Agreement, in each case, on a confidential and “need-to-know” basis (provided, that until after the Closing Date, with respect to the Target or their subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors, and at any time, with respect to the seller under the Merger Agreement, any disclosure of the Fee Letter or its contents shall be redacted in a manner reasonably acceptable to Wells Fargo), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (i) to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) this Commitment Letter and the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other disclosures) may be disclosed (i) in any syndication or other marketing materials in connection with the Term Facility or the ABL Facility, (ii) in any proxy statement or similar public filing related to the Acquisition and (iii) in connection with any public filing requirement, (e) the Term Sheet, including the existence and contents thereof, may be disclosed to any rating agency in connection with the Transactions (together with the aggregate amount of fees payable under the Fee Letter as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), (f) to the extent the Commitment Parties have consented to such proposed disclosure, and (g) after your acceptance hereof, the Term Sheet, including the existence and contents thereof (but not the Fee Letter), may be disclosed in consultation with the Lead Arranger to any Lender or participant or prospective Lender or prospective participant and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and one year following the date on which this Commitment Letter has been accepted by you.

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The Commitment Parties shall use all information received by them in connection with the Transaction and the related transactions (including any information obtained by them based on a review of any books and records relating to Holdings, the Borrowers or the Target or any of their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final proviso of this sentence, to any Lender or participant or prospective Lender or participant (in each case, other than any Disqualified Institution (as defined below)), (b) to the extent compelled by legal process in, or reasonably necessary to the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to such Commitment Party’s affiliates and to the directors (or equivalent managers), officers, employees, independent auditors or other experts and advisors of such Commitment Party and such Commitment Party’s affiliates (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that such Commitment Party shall be responsible for its affiliates’ and its and its affiliates’ Representatives’ compliance with this paragraph; (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter or to the extent that such information (I) is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective subsidiaries, or any of your or their respective affiliates or (II) was already in such Commitment Party’s possession (except to the extent received in a manner that would be restricted by the immediately preceding clause (I)) or is independently developed by such Commitment Party based exclusively on information that disclosure of which would not otherwise be restricted by this paragraph, (f) subject to the final proviso of this sentence, to any direct or indirect contractual counterparty to any credit default swap, total return swap, total rate of return swap or similar derivative transaction relating to the Borrowers or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (in each case, other than to a Disqualified Institution), and (g) subject to your prior approval of the information to be disclosed, to Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”), a subsidiary of S&P Global Inc., in connection with obtaining a rating contemplated pursuant to this Commitment Letter and/or the Credit Documentation, as applicable, on a confidential basis; provided, further, that the disclosure of any such information pursuant to clauses (a) and (f) above shall be made subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arranger) in accordance with market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. The provisions of this paragraph (other than with respect to the confidentiality of the Fee Letter) shall automatically terminate on the date that is one year following the date of this Commitment Letter unless earlier superseded by the relevant Credit Documentation. Notwithstanding anything in Section 8 to the contrary, following the closing of the Transactions, Wells Fargo may (i) subject to your prior approval (not to be unreasonably withheld or delayed), place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, or otherwise describing the names of you, the Borrowers and your and its affiliates (or any of them), and the amount, type and closing date of such Transactions). This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the ABL Facility.

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“Disqualified Institution” means:

(a)       (i) any person identified by you or the Sponsor to us in writing prior to the date hereof, (ii) any affiliate of any person described in clause (i) above that is reasonably identifiable based solely on the name of such affiliate and (iii) any other affiliate of any person described in clause (i) above that is identified in a written notice to the Lead Arranger (or, after the Closing Date, the ABL Agent, as applicable) after the date hereof (each such person, a “Disqualified Lending Institution”); and/or

(b)       (i) any person that is a competitor of the Target and/or any of its subsidiaries (each such person, a “Competitor”) and/or any affiliate of any competitor, in each case that is identified by you or the Sponsor to us in writing prior to the date hereof, (ii) any Competitor that is identified in writing to the Lead Arranger (if after the date hereof and prior to the Closing Date) or the ABL Agent, as applicable (if after the Closing Date), (iii) any affiliate of any person described in clauses (i) and/or (ii) above (other than any bona fide debt fund affiliate) that is reasonably identifiable based solely on the name of such affiliate) and (iv) any other affiliate of any person described in clauses (i), (ii) and/or (iii) above that is identified by a written notice to the Lead Arranger (or, after the Closing Date, the ABL Agent, as applicable) after the date hereof (it being understood and agreed that no bona fide debt fund affiliate of any Competitor may be designated as Disqualified Institution pursuant to this clause (iv));

provided that (i) no written notice delivered pursuant to clauses (a)(iii), (b)(ii) and/or (b)(iv) above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans and (ii) in connection with any assignment or participation, the assignee or participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct Competitor, and is not itself such a direct Competitor of Target or any of its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition.

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9.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto (except (x) by you (and with prior written notice to Wells Fargo) to one or more of your affiliates that is a domestic “shell” company organized under the laws of the United States controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition prior to or substantially concurrently with (and to the Target substantially concurrently with) the consummation of the closing of the Acquisition and (y) by us as expressly contemplated under Section 2 above), without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 6 above, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly provided in Section 6 above, the indemnified persons. Each Commitment Party reserves the right to assign its obligations to any affiliate thereof (other than Disqualified Institutions) or to employ the services of its affiliates in fulfilling its obligations contemplated hereby; it being understood that any such affiliate shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder; provided that (a) no Commitment Party shall be relieved of any obligation hereunder in the event that any affiliate to which it has assigned its obligations or through which it performs its obligations hereunder fails to perform the same in accordance with the terms hereof and (b) the assigning Commitment Party shall be responsible for any breach by any such affiliate of the obligations hereunder that are applicable to it. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrowers on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the ABL Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, (whether in tort, contract (at law or in equity) or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or its obligations under the Merger Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the state of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably agrees to waive, to the fullest extent permitted by applicable law, all right to trial by jury in any suit, action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the Acquisition, this Commitment Letter, the Fee Letter or the performance by us or any of our affiliates of the services contemplated hereby.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the commitments to provide the ABL Facility are subject only to the applicable conditions set forth on Exhibit C hereto; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to obtain commitments and draw down any portion of any of the ABL Facility.

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Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The Fee Letter and the compensation, indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation is executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than your obligations with respect to (a) information, which shall survive only until the Closing Date, at which time such obligations shall terminate and be of no further force and effect, and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the applicable Credit Documentation to the extent covered therein) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time; provided further, (i) the relevant provisions of the Credit Documentation (to the extent corresponding provisions are included in such documentation) shall supersede the indemnification and expenses provisions of Section 6 and (ii) at the time of execution of the Credit Documentation you shall be released from the indemnification and expenses provisions of Section 6 and shall have no further liability or obligation pursuant to this Commitment Letter to reimburse an indemnified person for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement.

Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part as to the ABL Facility) upon written notice to the Initial Lender at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer (such date of acceptance, the “Acceptance Date”) as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on September 7, 2018. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the date of the termination of the Merger Agreement by you or with your written consent in each case prior to the closing of the Acquisition, (b) the date of the closing of the Acquisition without the execution of definitive documentation with respect to the ABL Facility and (c) March 13, 2019, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension.

[Remainder of page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kathryn Scharre
Name: Kathryn Scharre
Title: Authorized Signatory

[Signature Page to ABL Commitment Letter (Project Boom)]

Accepted and agreed to as of
the date first above written:

Concrete Pumping Merger Sub Inc.

By:	/s/ Tariq Osman
Name: Tariq Osman
Title: President

[Signature Page to ABL Commitment Letter (Project Boom)]

SCHEDULE 1

 ABL FacilitY Commitments

Lender	ABL Facility
Wells Fargo Bank	100%
Total:	100%

EXHIBIT A

PROJECT BOOM
Transaction Summary

Concrete Pumping Holdings Acquisition Corp., a Delaware corporation (“Holdings”) intends, directly or indirectly, to acquire (the “Acquisition”) Concrete Pumping Holdings, Inc., a Delaware corporation (the “Target”), all as set forth in the Merger Agreement (as defined on Exhibit C hereto).

Holdings, Industrea Acquisition Corp., a Delaware corporation (the “Buyer”), Concrete Pumping Intermediate Acquisition Corp., a Delaware corporation (“Intermediate Holdings”), Concrete Pumping Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdings (“Merger Sub”), Industrea Acquisition Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Industrea Merger Sub”), will enter into the Merger Agreement with the Target, pursuant to which (i) Merger Sub will merge with and into the Target; and (ii) Industrea Merger Sub will merge with and into the Buyer, in each case in the manner set forth therein.

The Buyer was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses, and in connection therewith, the Buyer now seeks to consummate the Acquisition. In accordance with its certificate of incorporation, the Buyer will seek shareholder approval of the Acquisition at a meeting called for such purpose in connection with which shareholders will have the right to redeem their shares of Class A common stock of the Buyer, regardless of whether they vote for or against the Acquisition, for cash equal to their pro rata share of the aggregate amount then on deposit in the Buyer’s trust account calculated as of two business days prior to the consummation of the Acquisition.

In connection therewith, it is intended that:

1.         Holdings will enter into one or more subscription agreements with certain institutional and accredited investors and other investors identified to the Lead Arranger prior to the Closing Date (the “Closing Date Investors”) and consummate transactions on the Closing Date (including “private investment in public equity” transactions and transactions that “backstop” redemptions by the Buyer’s shareholders), pursuant to which the Closing Date Investors will purchase shares of common stock or convertible preferred or other equity (which such convertible preferred or other equity shall be reasonably satisfactory to the Lead Arranger; provided, it is agreed that the preferred equity contemplated to be issued by Holdings to one or more funds and accounts of Nuveen Alternatives Advisors, LLC pursuant to the Subscription Agreement, dated as of the date hereof and as in effect on the date hereof, between Holdings and Nuveen Alternatives Advisors, LLC (on behalf of one or more of its funds and accounts) and the related term sheet as in effect on the date hereof, is reasonably satisfactory to the Lead Arranger) of Holdings for an aggregate purchase price of not less than $25,000,000 (the “Closing Date Investor Equity Contribution”).

2.         Argand Partners LP, and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor” and together with the Closing Date Investors, the rollover investors and all other co-investors at the closing, collectively, the “Investors”) will purchase a number of shares of Holdings’ common stock or convertible preferred or other equity (which such convertible preferred or other equity shall be reasonably satisfactory to the Lead Arranger) for an aggregate purchase price not less than $27,400,000.00 (the foregoing, together with the Closing Date Investor Equity Contribution, the “Equity Contributions”).

Transaction Summary

Exhibit A – Page 1

3.         The Equity Contributions will be made in cash in an aggregate amount that, when taken together with the cash held in trust by the Buyer in the aggregate amount of approximately $234,600,000 (less any redemptions by the Buyer’s shareholders) (the “Buyer Trust Funds”) (it being understood and agreed that redemptions by the Buyer’s shareholders will first reduce the amount of cash transferred to the consolidated balance sheet of Holdings on the Closing Date) and the fair market value (with fair market value deemed to be the actual redemption price of such equity as of the Closing Date (but not less than $10.20 per share)) of the equity of the Target’s existing direct or indirect equity holders and/or members of management that will be retained, rolled over, converted or re-invested as shares of Holdings’ common stock or convertible preferred or other equity (which such convertible preferred or other equity shall be reasonably satisfactory to the Lead Arranger), if any, on the Closing Date (the “Rollover Equity”) will constitute an aggregate amount not less than 37.5% (the “Minimum Equity Contribution Percentage”) of the sum of (A) the gross proceeds of the Term Loans made on the Closing Date, (B) the proceeds of loans incurred under the ABL Facility incurred on the Closing Date used to finance a portion of the Transactions (excluding, in the case of clause (A) and (B), the proceeds of any Term Loans or loans under the ABL Facility to fund original issue discount (“OID”) or upfront fees as a result of the application of the “flex” provisions contained in any fee letter entered into in connection with the Term Facility Commitment Letter (as defined below) (the “Term Flex Provisions”)), (C) the Equity Contributions, (D) the Buyer Trust Funds and (E) the Rollover Equity.

4.         The (i) Borrower (as defined in the Term Facility Commitment Letter) will obtain a $350,000,000 senior secured term loan B facility (subject to increase pursuant to Term Flex Provisions) (the “Term Facility”) on the terms set forth in the Commitment Letter, dated as of the date hereof, among Credit Suisse Loan Funding LLC, Credit Suisse AG and the Borrower (as may be modified by pursuant to the Term Flex Provisions) (the “Term Facility Commitment Letter”) and (ii) Borrowers will obtain a 5-year asset based revolving credit facility in an aggregate committed amount of up to $60,000,000 on the terms set forth in Exhibit B to the Commitment Letter.

5.         Prior to, or substantially contemporaneously with the consummation of, the Acquisition, all existing third party indebtedness for borrowed money of the Target and its subsidiaries, including the Existing Target Indebtedness (as defined below), will be repaid, redeemed, defeased, discharged or terminated and, as applicable, all commitments, guarantees, liens and security interests thereunder will be terminated (the “Refinancing”), other than (i) indebtedness permitted to remain outstanding after the Closing Date under the Merger Agreement, and (ii) certain other indebtedness that the Borrowers and the Lead Arranger reasonably agree may remain outstanding after the Closing Date (in each case, together with any replacements, extensions and renewals of such indebtedness that matures or will be terminated on or prior to the Closing Date, collectively, the “Permitted Surviving Debt”).

6.         The proceeds of the Equity Contributions, the Buyer Trust Funds, the Rollover Equity, the Term Facility, and the ABL Facility incurred on the Closing Date will be applied to fund the consideration for the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including to fund any OID and/or upfront fees (the “Transaction Costs”).

The transactions described above are collectively referred to as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver by the Lead Arranger of the conditions set forth on Exhibit C.

Exhibit A – Page 2

In addition, for purposes hereof, “Existing Target Indebtedness” means outstanding loans, commitments and notes under (i) that certain Amended and Restated Credit Agreement, dated August 18, 2014, by and among Wells Fargo Bank, National Association, the Lenders (as defined therein), Concrete Pumping Intermediate Holdings, LLC (“Inter HoldCo”), as Parent, Brundage-Bone Concrete Pumping, Inc. (“BBCP”) (as-successor-in-interest to BB Merger Sub Inc. (“BB Merger Sub”)), as borrower, and Eco-Pan, Inc. (“Eco-Pan”) (as successor-in-interest to EP Merger Sub, Inc. (“EP Merger Sub”)), as borrower, (ii) that certain Indenture for 10.375% Senior Secured Notes Due 2021, dated as of August 18, 2014, by and among BBCP (as-successor-in-interest to BB Merger Sub), Inter HoldCo, as guarantor, Eco-Pan (as successor-in-interest to EP Merger Sub), as guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, (iii) that certain Indenture for 10.375% Senior Secured Notes Due 2023, dated as of September 8, 2017, by and among BBCP, Inter HoldCo, as guarantor, Eco-Pan, as guarantor, and Wilmington Trust, National Association, as trustee and collateral agent, (iv) that certain revolving multicurrency credit facility with Wells Fargo Capital Finance (U.K.) Limited, dated as of November 17, 2016, entered into by Camfaud Group Limited (“U.K. Holdco”), Camfaud Concrete Pumps Limited, South Coast Concrete Pumping Limited, Premier Concrete Pumping Limited and Reilly Concrete Pumping Limited and (v) that certain Loan Note Instrument, dated as of July 3, 2017, with U.K. Holdco as the issuer.

Exhibit A – Page 3

EXHIBIT B

PROJECT BOOM
ABL FACILITY
SUMMARY OF TERMS

Set forth below is a summary of the principal terms for the ABL Facility. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes hereto and thereto) attached thereto.

PARTIES

Borrowers:	Initially, Merger Sub, and following consummation of the Transactions, (a) Brundage-Bone Concrete Pumping Inc., Eco-Pan, Inc. and certain to be determined U.S. subsidiaries reasonably acceptable to Agent and Borrowers with assets to be included in the borrowing base (this clause (a) collectively, the “U.S. Borrowers”), and (b) Camfaud Concrete Pumps Limited, South Coast Concrete Pumping Limited, Premier Concrete Pumping Limited and Reilly Concrete Pumping Limited (this clause (b) collectively, the “U.K. Borrowers” and, together with the U.S. Borrowers, the “Borrowers”).

Guarantors:	All obligations of the U.S. Borrowers under (i) the ABL Facility (the “U.S. Borrower Obligations”) and (ii) hedging obligations and cash management obligations of the U.S. Borrowers in each case entered into with the Agent, a Lender or an affiliate of the Agent or a Lender at the time of entering into such arrangement (clauses (i) and (ii), collectively, the “U.S. Secured Obligations”) will be unconditionally guaranteed on a senior basis (the “U.S. ABL Guaranty”) by (x) Holdings, (y) Intermediate Holdings and (z) each of Holdings’ wholly-owned United States Restricted Subsidiaries (as defined below) (the entities described in this clause (z), the “U.S. Subsidiary Guarantors”; and the U.S. Subsidiary Guarantors, together with Holdings and Intermediate Holdings, collectively, the “U.S. Guarantors”; and the U.S. Guarantors, together with the U.S. Borrowers, collectively, the “U.S. Loan Parties”), other than (collectively, the “U.S. Excluded Subsidiaries”):

(a)	any subsidiary that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are internally available, did not have (i) assets with a value in excess of 2.5% of consolidated total assets (to be defined in a manner consistent with the Documentation Considerations) or (ii) revenues representing in excess of 2.5% of total revenues of Holdings and its Restricted Subsidiaries on a consolidated basis as of such date; provided that all such subsidiaries, taken as a whole, shall not have (x) assets with a value in excess of 5.0% of consolidated total assets or (y) revenues representing in excess of 5.0% of total revenues of Holdings and its Restricted Subsidiaries on a consolidated basis as of such date (“Immaterial Subsidiaries”),

Term Sheet – ABL Facility

Exhibit B – Page 1

(b)	any subsidiary (i) that is prohibited from providing a U.S. ABL Guaranty by (A) any law or regulation or (B) any contractual obligation that, in the case of this clause (B), exists on the Closing Date or at the time such subsidiary becomes a subsidiary (and was not entered into in contemplation thereof), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a U.S. ABL Guaranty (unless such consent, approval, license or authorization has been obtained), or (iii) where the provision of a U.S. ABL Guaranty would result in material adverse tax consequences as reasonably determined by the Borrowers (in consultation with the Agent (as defined below)),

(c)	any direct or indirect United States domestic subsidiary that has no material assets other than the capital stock and, if applicable, indebtedness, of one or more CFCs (as defined below) (a “CFC Holdco”),

(d)	any United States domestic subsidiary that is a direct or indirect subsidiary of (i) a Foreign Subsidiary that is a CFC or (ii) a CFC Holdco,

(e)	not-for-profit subsidiaries or captive insurance subsidiaries, if any, and

(f)	any subsidiary to the extent that the burden or cost of providing a U.S. ABL Guaranty or relevant security outweighs the benefit afforded thereby and it is unnecessary for the perfection of any Collateral, in each case as reasonably agreed by the U.S. Borrowers and the Agent.

Notwithstanding the foregoing, (i) no borrower or guarantor under the Term Facility shall constitute a U.S. Excluded Subsidiary, (ii) each borrower or guarantor under the Term Facility (other than the Borrowers) shall be a U.S. Guarantor under the ABL Facility, and (iii) no U.S. Borrower shall be a U.S. Excluded Subsidiary.

The ABL Facility shall include customary exclusions consistent with the Precedent Agreement for Guarantors that are not “eligible contract participants” as defined in the Commodity Exchange Act (7 U.S.C. section 1 et seq., as amended from time to time) from guaranteeing obligations of any loan party that relate to the hedging arrangements or any other swap or other hedge obligations or arrangements.

Term Sheet – ABL Facility

Exhibit B – Page 2

For purposes of the foregoing, (a) “Foreign Subsidiary” means any existing or future direct or indirect subsidiary of the U.S. Borrowers organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, (b) “CFC” means a “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended, and (c) “Restricted Subsidiary” means any existing or future direct or indirect subsidiary of the Borrowers other than any Unrestricted Subsidiary (as defined below).

All obligations of (i) the U.K. Borrowers under the ABL Facility (the “U.K. Borrower Obligations”) and (ii) hedging obligations and cash management obligations of the U.K. Borrowers in each case entered into with the Agent, a Lender or an affiliate of the Agent or a Lender at the time of entering into such arrangement (clauses (i) and (ii) collectively the “U.K. Secured Obligations”) will be unconditionally guaranteed on a senior basis (the “U.K. ABL Guaranty” and, together with the U.S. ABL Guaranty, the “ABL Guaranty”) by (x) Holdings, (y) each of the U.S. Subsidiary Guarantors, and (z) each of the Borrowers’ wholly owned United Kingdom domestic Restricted Subsidiaries (the entities described in this clause (z), together with the U.K. Borrowers, the “U.K. Loan Parties” and together with the U.S. Loan Parties, the “Loan Parties”), other than (collectively, the “U.K. Excluded Subsidiaries”):

(a)	any Immaterial Subsidiaries,

(b)	any subsidiary (i) that is prohibited from providing a U.K. ABL Guaranty by (A) any law or regulation or (B) any contractual obligation that, in the case of this clause (B), exists on the Closing Date or at the time such subsidiary becomes a subsidiary (and was not entered into in contemplation thereof), (ii) that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide a U.K. ABL Guaranty (unless such consent, approval, license or authorization has been obtained), or (iii) where the provision of a U.K. ABL Guaranty would result in material adverse tax consequences as reasonably determined by the Borrowers (in consultation with the Agent),

(c)	not-for-profit subsidiaries or captive insurance subsidiaries, if any,

(d)	any subsidiary to the extent that the burden or cost of providing a U.K. ABL Guaranty or relevant security outweighs the benefit afforded thereby and it is unnecessary for the perfection of any Collateral, in each case as reasonably agreed by the U.K. Borrowers and the Agent.

Term Sheet – ABL Facility

Exhibit B – Page 3

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo (in such capacity, the “Lead Arranger”).

Administrative Agent and Collateral Agent:	Wells Fargo Bank (acting through such affiliates or branches as it deems appropriate) will act as the sole and exclusive administrative agent and collateral agent for the Lenders (in such capacities, the “Agent”).

Lenders:	Wells Fargo Bank (acting through such affiliates or branches as it deems appropriate) (collectively, and together with any party that becomes a lender by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”).

ABL Facility:	A senior secured asset-based revolving credit facility (the “ABL Facility”) in an aggregate principal amount (the “Maximum Revolver Amount”) of $60.0 million (the loans thereunder together with (unless the context requires otherwise) the Swingline Loans referred to below, the “ABL Loans”), subject to availability as described under the heading “Availability” below. Borrowings under the ABL Facility will be available in U.S. Dollars and U.K. Pounds Sterling.

Swingline Facility:	Wells Fargo Bank (in such capacity, the “Swingline Lender”) will make available to the Borrowers, a swingline facility under the ABL Facility pursuant to which the Borrowers may make short-term borrowings in U.S. Dollars (in minimum amounts and integral multiples to be agreed upon and otherwise consistent with the Precedent Agreement) on a same-day basis of up to $7.5 million. Any such swingline borrowings (each, a “Swingline Loan”) will reduce availability under the ABL Facility on a dollar-for-dollar basis. Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any Swingline Loan pro rata based upon their commitments under the ABL Facility.

The Credit Documentation will include customary provisions to protect the Swingline Lender in the event any Lender is a “Defaulting Lender” (to be defined in a mutually acceptable manner in the Credit Documentation (as defined below)).

Letters of Credit:	No less than $7.5 million will be available under the ABL Facility for the issuance of standby and documentary letters of credit to be denominated in U.S. Dollars or Pounds Sterling (“Letters of Credit”) on terms consistent with the Precedent Agreement. The aggregate amount of any outstanding letters of credit will reduce availability under the ABL Facility on a dollar-for-dollar basis.

The Credit Documentation will include provisions to protect the Issuing Banks in the event any Lender under the applicable ABL Facility is a Defaulting Lender.

Term Sheet – ABL Facility

Exhibit B – Page 4

Availability:	No more than an aggregate amount of $20.0 million of loans and Letters of Credit under the ABL Facility may be made or issued (as the case may be) on the Closing Date for (a) in the case of loans, for (i) financing the Transactions, (ii) working capital and general corporate purposes, and (iii) funding OID or upfront fees required to be funded under the ABL Facility or the Term Facility, and (b) in the case of Letters of Credit, for backstopping or replacing letters of credit outstanding on the Closing Date under facilities no longer available to the Borrowers and its subsidiaries as of the Closing Date. Amounts repaid under the ABL Facility may be reborrowed.

The “U.S. Borrowing Base” at any time shall equal the sum of:

(a)	85% of all of the U.S. Borrowers’ eligible accounts, less the amount, if any, of the dilution reserve; less

(b)	customary reserves.

The “U.K. Borrowing Base” at any time shall equal the sum of

(a)	85% of all of the U.K. Borrowers’ eligible accounts, less the amount, if any, of the dilution reserve, plus

(b)	the lesser of (i) $2,500,000, (ii) 35% of the U.K. Borrowers’ cost of eligible inventory consisting of finished goods and (iii) 85% of the appraised net orderly liquidation value (“NOLV”) of the U.K. Borrowers’ eligible inventory consisting of finished goods; plus

(c)	the lesser of (i) 100% of the net book value of eligible U.K. rolling stock and (iii) 85% of the appraised NOLV of eligible U.K. rolling stock; plus

(d)	the lesser of (i) $5,000,000 and (iii) 80% of the hard costs of interim eligible U.K. rolling stock; less

(e)	in each case of (a) through (d), customary reserves.

Each of the U.S. Borrowing Base and the U.K. Borrowing Base shall be referred to here as a “Borrowing Base and, collectively, the “Aggregate Borrowing Base”. Under the ABL Facility, (i) the Lenders will provide a revolving credit facility to the US Borrowers with a maximum credit amount of $60,000,000 (the “US Revolver”) and (ii) the Lender will provide a revolving credit facility to the UK Borrowers with a maximum credit amount of $60,000,000 (the “UK Subline”). The US Revolver and UK Subline are collectively referred to herein as the “Revolver”. The aggregate amount of the outstandings on the UK Subline would be reserved against the credit availability created under the Revolver.

Term Sheet – ABL Facility

Exhibit B – Page 5

As used herein, (a) “Excess Availability” shall mean, at any time, an amount equal to (1) the Line Cap, minus (2) the aggregate ABL Loans and all issued Letters of Credit then outstanding and (b) “Line Cap” means, as of any date of determination, the lesser of (1) the Maximum Revolver Amount, and (2) the Aggregate Borrowing Base as of such date of determination.

Notwithstanding anything to the contrary, on the Closing Date, the availability under the ABL Facility shall be equal to the greater of (a) $20.0 million and (b) the Aggregate Borrowing Base set forth in the Borrowing Base certificate delivered to the Agent as set forth in paragraph 1(a) of Exhibit C on the Closing Date” (the “Closing Date Borrowing Base”). Following the Closing Date, the U.S. Borrowing Base and the U.K. Borrowing Base shall be calculated in accordance with the above description. The Closing Date Borrowing Base shall be applicable only to the amount that can be borrowed under the ABL Facility on the Closing Date and the Aggregate Borrowing Base shall be applicable for determining Excess Availability for all other purposes under the ABL Facility and Credit Documentation.

The Agent will retain the right from time to time to establish or modify standards of eligibility and reserves against availability in its Permitted Discretion (to be defined in accordance with the Documentation Considerations).

Each Borrowing Base (and each component thereof) shall be computed on a monthly basis pursuant to a monthly borrowing base certificate (or more frequently as the applicable Borrowers may elect so long as the applicable Borrowers maintain such frequency for 30 days following such election until the next scheduled delivery) to be delivered by the applicable Borrowers to the Agent (or, during a Cash Dominion Period (as defined below), on a more frequent basis (but not more frequently than weekly) as shall be reasonably determined by the Agent).

Maturity:	The date which is 5 years following the Closing Date (the “Maturity Date”).

Use of Proceeds:	Loans under the ABL Facility may, subject to the Closing Date Borrowing Base, be made on the Closing Date for financing the Transactions or for other working capital purposes (limited to the amounts set forth above under the heading “Availability”) and to fund OID or upfront fees required to be funded under the Term Flex Provisions. Letters of Credit may be issued under the ABL Facility on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrowers and its subsidiaries as of the Closing Date.

Term Sheet – ABL Facility

Exhibit B – Page 6

Loans and Letters of Credit under the ABL Facility will be used after the Closing Date to fund working capital and for the general corporate purposes of Holdings and its subsidiaries and for any other purpose not prohibited by the Credit Documentation, including to finance Permitted Acquisitions and other permitted investments.

Uncommitted Incremental Facility Increase:	The Borrowers shall be permitted to increase the commitments under the ABL Facility by up to $30.0 million (the “Incremental Facility”); provided that (i) no event of default under the ABL Facility has occurred and is continuing or would exist after giving effect thereto, (ii) the Borrowers shall satisfy conditions to be agreed at the time with the Lenders providing commitments thereunder and (iii) to the extent reasonably requested by the Agent, receipt by the Agent of board resolutions, officer’s certificates and/or reaffirmation agreements consistent with those required to be delivered on the Closing Date. The Borrowers may offer the increase to: (A) existing Lenders (but no Lender shall have any obligation to commit to all or a portion of any proposed increase) or (B) third party financial institutions reasonably acceptable to the Borrowers, the Agent, the Swingline Lender and the Issuing Banks. Any such increase will be on the same terms and conditions as the ABL Facility and would increase the Maximum Revolver Amount. Nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to the Incremental Facility.

As used herein:

“Limited Condition Transaction” means any acquisition or similar investment by the Borrowers or one or more of their subsidiaries permitted pursuant to the Credit Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing, in each case which is designated as a Limited Condition Transaction by the Borrowers or such subsidiary in writing to the Agent.

For purposes of (i) determining compliance with any provision of the Credit Documentation which requires the calculation of a financial ratio, (ii) determining compliance with representations, warranties, defaults or events of default (other than a borrowing or issuance under the ABL Facility, which shall be subject to the section below captioned “Conditions Precedent to Subsequent ABL Borrowings”) or (iii) testing availability under baskets set forth in the Credit Documentation (including baskets measured as a percentage of Consolidated EBITDA (as defined in the Term Facility Documentation) or consolidated total assets), in each case, in connection with a Limited Condition Transaction, at the Borrowers’ option, the relevant ratios, compliance requirements and basket availability shall be determined as of the date the definitive Limited Condition Transaction agreement for such Limited Condition Transaction is entered into (such date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transactions and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrowers could have taken such action on the relevant LCT Test Date in compliance with such ratio, requirement or basket, such ratio, requirement or basket shall be deemed to have been complied with. Notwithstanding the foregoing, any excess availability under the ABL Facility must be tested at the time of the consummation of such Limited Condition Transaction.

Term Sheet – ABL Facility

Exhibit B – Page 7

Without limiting the foregoing, in the case of the incurrence of any indebtedness (other than an Incremental Facility) or liens or the making of any investments, restricted payments, asset sales or fundamental changes or the designation of a Restricted Subsidiary or an Immaterial Subsidiary in connection with a Limited Condition Transaction (each, a “Specified Transaction”), at the Borrower’s option, the relevant ratios and baskets shall be determined as of the LCT Test Date as if the acquisition or other transaction and other pro forma events in connection therewith were consummated on such date; provided that if the Borrowers have made such an election, in connection with the subsequent calculation of any ratio or basket with respect to any Specified Transaction on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the Limited Condition Transaction agreement for such acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such acquisition, prepayment, restricted payment and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated, except that Consolidated EBITDA (as defined in the Term Facility Documentation), assets and consolidated net income of any target of such acquisition can only be used in the determination of the relevant ratios and baskets if and when such acquisition is closed; provided further that, (a) if Borrower elects to have such determinations occur at the time of entry into such definitive agreement, (x) the indebtedness to be incurred (and any associated lien) and the use of proceeds thereof (and the consummation of any acquisition or investment) shall be deemed incurred and/or applied at the time of such election and outstanding thereafter for purposes of pro forma compliance with any applicable ratio in the ABL Facility, in each case, unless the underlying transaction is terminated or the time period for consummation thereof expires, and (y) such Limited Condition Transaction must actually be consummated by the earlier of (A) 180 days after the execution of the applicable purchase agreement and (B) the applicable drop-dead date (as extended), or (b) otherwise, any financial ratio or availability test in the ABL Facility, the amount of any basket based on Consolidated EBITDA (as defined in the Term Facility Documentation) or consolidated total assets, the accuracy of any representation or warranty or the evidence of any default or event of default, in each case in connection with the consummation of a Limited Condition Transaction shall be tested at the time of consummation of such Limited Condition Transaction.

Term Sheet – ABL Facility

Exhibit B – Page 8

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Voluntary Prepayments and Reductions in Commitments:	The applicable Borrowers may repay the ABL Loans at any time without premium or penalty (other than breakage costs, if applicable), in minimum amounts to be agreed and consistent with the Precedent Agreement, subject to reimbursement of the Lenders’ actual redeployment costs in the case of a prepayment of Eurodollar Loans prior to the last day of the relevant interest period.

Voluntary reductions of the unutilized portion of the ABL Facility commitments will be permitted, in minimum principal amounts to be set forth in the Credit Documentation, without premium or penalty.

Mandatory Prepayments:	Consistent with the Precedent Agreement, giving due regard to the Documentation Considerations, including the following:

The ABL Facility will be required to be prepaid in an amount equal to the amount by which the ABL Loans plus the Letter of Credit usage exceed the Borrowing Base.

Any mandatory prepayments shall be applied first, to advances outstanding under the revolver, and second to cash collateralize the Letters of Credit.

Notwithstanding the foregoing or any provision set forth in the Precedent Agreement to the contrary, no mandatory prepayment shall be required with respect to (i) the proceeds of any U.S. Term Priority Collateral and (ii) the proceeds from the incurrence of any indebtedness incurred by any Borrower or Restricted Subsidiary.

Collateral:	Subject to the Limited Conditionality Provision and the provisions of the immediately following paragraphs:

Term Sheet – ABL Facility

Exhibit B – Page 9

(a)	the U.S. Secured Obligations with respect to the ABL Facility and the obligations of each other U.S. Loan Party under the U.S. ABL Guaranty shall be secured by (i) a perfected, first-priority security interest (subject to permitted liens and other exceptions set forth in the Credit Documentation) in each U.S. Loan Party’s now owned or hereafter acquired personal property consisting of cash, accounts receivable, intercompany notes, books and records, chattel paper, deposit, securities and operating accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein, but other than the accounts in which net cash proceeds from the sale of U.S. Term Priority Collateral (as defined below) are deposited pending reinvestment, which accounts are subject to a first-priority lien in favor of the agent under the Term Facility), inventory and all other working capital assets and all documents, instruments, and general intangibles related to any of the foregoing of the U.S. Loan Parties now owned and hereafter acquired, and all proceeds (including insurance proceeds) and products thereof (the collateral described in this clause (a), the “U.S. ABL Priority Collateral”), and (ii) a perfected, second-priority security interest in (A) all of the stock (or other ownership interests) in, and held by, each U.S. Loan Party (which, in the case of equity interests held by a U.S. Loan Party in any CFC or any CFC Holdco, shall be limited to 65% of the voting stock of any CFC or CFC Holdco (and none of the equity interests of any subsidiary thereof)), (B) intellectual property of the U.S. Loan Parties, (C) owned real property, leased real property, any plants, equipment, machinery, related fixtures and (D) all other tangible and intangible assets of the U.S. Loan Parties to the extent not constituting U.S. ABL Priority Collateral and all proceeds of the foregoing (the collateral described in this clause (ii), the “U.S. Term Priority Collateral”) and, together with the U.S. ABL Priority Collateral, the “U.S. Collateral”), in each case, subject to permitted liens and to certain customary exceptions and excluding U.S. Excluded Assets (as defined below).

(b)	the U.K. Secured Obligations and the obligations of each other U.K. Loan Party under the U.K. ABL Guaranty shall be secured by (i) a perfected first-priority security interest (subject to permitted liens and other exceptions set forth in the Credit Documentation) in (A) the U.S. ABL Priority Collateral and (B) all of the stock (or other ownership interests) in, and held by, the U.K. Borrowers), (ii) a perfected, second-priority security interest (subject to permitted liens and other exceptions set forth in the Credit Documentation) in the U.S. Term Priority Collateral, and (iii) a perfected, first-priority security interest in all of the U.K. Loan Parties’ current and future assets and property, including a first-ranking floating charge over all current and future assets and property of each U.K. Loan Party (the “U.K. Collateral”), in each case consistent with any security arrangements entered into in connection with the Precedent Agreement and subject to permitted liens and other exceptions set forth in the Credit Documentation and to customary security principles.

Term Sheet – ABL Facility

Exhibit B – Page 10

Notwithstanding the foregoing, the U.S. Collateral will exclude (collectively, the “U.S. Excluded Assets”):

(a)	all leasehold real property,

(b)	all fee-owned real property with a fair market value (as reasonably estimated by the Borrowers) of less than $5.0 million,

(c)	interests in joint ventures and non-wholly-owned subsidiaries,

(d)	the capital stock of (i) captive insurance subsidiaries, (ii) not-for-profit subsidiaries and/or (iii) Unrestricted Subsidiaries, in each case except to the extent such person is a Guarantor or a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements without violating or conflicting with any agreement or instrument to which any such entity or the capital stock thereof are subject,

(e)	margin stock,

(f)	assets the grant or perfection of a security interest in which would result in material adverse tax consequences as reasonably determined by the Borrower (in consultation with the Agent),

(g)	any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable law notwithstanding such consent or restriction,

(h)	any “intent-to-use” trademark application prior to the filing of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable law,

(i)	commercial tort claims below a threshold to be agreed,

Term Sheet – ABL Facility

Exhibit B – Page 11

(j)	any lease, license or agreement or any property subject to a purchase money security interest, capital lease or a similar arrangement permitted by the credit agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or trigger a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law,

(k)	letter of credit rights with a value less than an amount to be mutually agreed (other than those constituting supporting obligations of other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC-1 financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement)),

(l)	except to the extent perfected by filing of a UCC-1 financing statement, any assets located outside the United States or the United Kingdom or assets that require action under the law of any non-U.S. or non U.K. jurisdiction to create or perfect a security interest in such assets under such non-U.S. or non U.K. jurisdiction, including any intellectual property registered in any non-U.S. or non U.K. jurisdiction,

(m)	Excluded Accounts and cash and cash equivalents contained therein,

(n)	governmental licenses and state or local franchises, charters and authorizations, and any other property and assets to the extent that the Agent may not validly possess a security interest therein under, or such security interest is restricted by, applicable laws (including, without limitation, rules and regulations) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization that has not been obtained (unless such consent, approval, license or authorization has been obtained) (it being understood that there shall be no requirement to obtain such governmental consent, approval, license or authorization), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition,

(o)	other exceptions to be agreed consistent with the Documentation Considerations or otherwise reasonably satisfactory to the Agent and the Borrower.

Term Sheet – ABL Facility

Exhibit B – Page 12

Notwithstanding anything to the contrary contained herein:

(a)	other than in respect of the floating charge over all assets to be granted by each U.K. Loan Party, no Loan Party shall be required to grant a security interest in or a pledge of any asset or perfect a security interest in any Collateral to the extent (A) the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrowers and the Agent or (B) the grant or perfection of a security interest in such asset or Collateral, as applicable, would be prohibited by applicable law,

(b)	no action outside of the country of organization of the relevant Loan Party shall be required in order to create or perfect any security interest in any asset located outside of the country of organization of such Loan Party, and no non-US or non-English law security or pledge agreement or non-US or non-English law intellectual property filing, search or schedule shall be required,

(c)	any required mortgage will be permitted to be delivered after the Closing Date in accordance with the Limited Conditionality Provision,

(d)	any required landlord lien waivers, estoppels, warehouseman waivers or other collateral access or similar letters or agreements will be permitted to be delivered on a commercially reasonable efforts basis within 90 days after the Closing Date,

(e)	except as described under the section entitled “Cash Management/Cash Dominion” below and with respect to letter of credit rights with a value equal to or in excess of an amount to be mutually agreed, no action shall be required to obtain perfection through control agreements or other control arrangements (other than control of pledged capital stock and promissory notes having a value above a threshold to be agreed, in each case, to the extent constituting Collateral and otherwise required above),

(f)	the following Collateral shall not be required to be perfected (other than to the extent perfected by the filing of a UCC financing statement):

(i)	the capital stock of (A) any Immaterial Subsidiary and/or (B) any person that is not a subsidiary which, if a subsidiary, would constitute an Immaterial Subsidiary, and

Term Sheet – ABL Facility

Exhibit B – Page 13

(ii)	letter of credit rights with a value less than an amount to be mutually agreed, and

(g)	the guaranty and security documents will contain such other exceptions and qualifications as the Borrowers and the Agent may reasonably agree.

Ranking:	The lien priority, relative rights and other creditors’ rights matters in respect of the U.S. Collateral and U.K. Collateral securing the Term Facility and the ABL Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”), which shall be consistent with the Documentation Considerations (as defined below) and/or otherwise reasonably satisfactory to the Borrowers, the Agent and the agent under the Term Facility; provided, however, that the floating charge granted by each U.K. Loan Party in favor of the Agent shall be the “prior floating charge” for Insolvency Act 1986 purposes. For the avoidance of doubt, the Intercreditor Agreement will permit, among other things, (a) additional indebtedness permitted to be incurred pursuant to “Incremental Term Facilities” and any “Incremental Equivalent Debt” (as such terms are defined in the Term Facility Commitment Letter), (b) additional indebtedness under the ABL Facility permitted to be incurred pursuant to the any incremental facility provisions noted above under the heading “Incremental Facility Increase” and (c) refinancing indebtedness permitted thereunder in respect of any of the foregoing.

Cash Management/Cash Dominion:	The cash management arrangements of the Loan Parties shall be consistent with the Documentation Considerations.

With respect to the U.S. Loan Parties, account control agreements on deposit or securities accounts other than customary exceptions, including accounts that are (i) solely and specifically used for payroll and other employee wage and benefit accounts, tax accounts, including, sales tax accounts, escrow accounts and fiduciary or trust accounts used exclusively for the foregoing and (ii) other accounts with funds on deposit averaging less than an amount to be agreed for any single account or an amount to be agreed in the aggregate for all such accounts (collectively, “Excluded Accounts”), shall be obtained (i) in the case of accounts with the Agent, within 30 days after the Closing Date and (ii) in the case of accounts with depositary banks other than the Agent, within 60 days after the Closing Date, in each case, subject to extensions as may be agreed upon by the Agent in its reasonable discretion. During a Cash Dominion Period (as defined below), amounts in controlled deposit accounts will be swept into core concentration accounts maintained with the Agent and used to prepay the outstanding loans and/or cash collateralize any outstanding letter of credit obligations. “Cash Dominion Period” means (i) the period from the date Excess Availability shall have been less than the greater of (a) $5.0 million or (b) 12.5% of the Line Cap for 3 consecutive business days to the date Excess Availability shall have been at least equal to the greater of (a) $5.0 million or (b) 12.5% of the Line Cap for 30 consecutive calendar days or (ii) when any Specified Default (as defined below) has occurred and is continuing. “Specified Default” shall mean an event of default due to a payment default, bankruptcy, material misrepresentation set forth in Borrowing Base certificate, breach of the financial covenant, failure to comply with cash management provisions or a failure to deliver any Borrowing Base certificate or any compliance certificate (in each case, after expiration of any applicable cure periods).

Term Sheet – ABL Facility

Exhibit B – Page 14

With respect to the U.K. Borrowers, the U.K. Borrowers shall be permitted to operate all of its operating bank accounts until a Specified Default; provided that each U.K. Borrower will, within 15 business days after the Closing Date, maintain an account subject to fixed security (each, a “Blocked Account”) and will collect and hold the proceeds of all book debts owing to such U.K. Borrower as agent and trustee for the Agent and immediately pay all amounts so received into a Blocked Account (but pending such payment will not commingle such amounts with any other funds). Any such amount will be applied: (a) first in payment of any fees, costs and expenses due from any U.K. Loan Party to the Agent, Lenders or Issuing Banks under the Credit Documentation; (b) second in payment of all interest due on any ABL Loans made or deemed to be made to any U.K. Loan Party under the Credit Documentation; (c) third in repayment of the outstanding principal amount of any ABL Loans owing by the U.K. Loan Parties then due and payable in such order and manner as the Agent may determine; (d) fourth in or towards payment of any other amounts owing by any U.K. Loan Party under the Credit Documentation; and (e) fifth in payment to the relevant U.K. Loan Party by credit to such account as it may specify.

CONDITIONS

Conditions Precedent to Initial ABL Borrowing on the Closing Date:	Subject to the limitations set forth above in the “Use of Proceeds” on the Closing Date, the only conditions precedent to the availability and initial borrowings under the ABL Facility on the Closing Date shall be (i) those set forth in the Limited Conditionality Provision and in Exhibit C hereto and (ii) availability or deemed availability under the Closing Date Borrowing Base (as provided above).

Conditions Precedent to Subsequent ABL Borrowings:	After the Closing Date, subject to the provisions in respect of Limited Condition Transactions, delivery of notice, accuracy of representations and warranties in all material respects, absence of defaults or events of defaults at the time of, or immediately after giving effect to the making of, such extension of credit, and pro forma Excess Availability (subject to the then applicable Borrowing Base).

Term Sheet – ABL Facility

Exhibit B – Page 15

DOCUMENTATION

Credit Documentation:	The definitive financing documentation for the ABL Facility (including the Intercreditor Agreement, the “Credit Documentation”) will contain the terms and conditions set forth in the Commitment Letter and such other terms as the Borrowers and the Lead Arranger may agree; it being understood and agreed that the Credit Documentation shall:

(a)	be based on, but no less favorable than, (i) that certain Amended and Restated Credit Agreement, dated August 18, 2014, by and among Wells Fargo Bank, National Association, the Lenders (as defined therein), Concrete Pumping Intermediate Holdings, LLC (“Inter HoldCo”), as Parent, Brundage-Bone Concrete Pumping, Inc. (“BBCP”) (as-successor-in-interest to BB Merger Sub Inc. (“BB Merger Sub”)), as borrower, and Eco-Pan, Inc. (“Eco-Pan”) (as successor-in-interest to EP Merger Sub, Inc. (“EP Merger Sub”)), as borrower (the “U.S. Precedent Agreement”) and (ii) that certain revolving multicurrency credit facility with Wells Fargo Capital Finance (U.K.) Limited, dated as of November 17, 2016, entered into by Camfaud Group Limited (“U.K. Holdco”), Camfaud Concrete Pumps Limited, South Coast Concrete Pumping Limited, Premier Concrete Pumping Limited and Reilly Concrete Pumping Limited (the “U.K. Precedent Agreement”, together with the U.S. Precedent Agreement, collectively, the “Precedent Agreement”);

(b)	not contain any conditions to the availability and initial funding of the ABL Facility on the Closing Date other than as set forth on Exhibit C;

(c)	be substantially consistent with the definitive documentation for the Term Facility (the “Term Facility Documentation”), as updated to account for the asset-based nature of the ABL Facility, the terms expressly set forth herein (including without limitation specific references to the Precedent Agreement), and the existence of the Loan Parties and Collateral organized or located in the United Kingdom;

(d)	contain only those mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in this Exhibit B, in each case, applicable to the Borrowers and their Restricted Subsidiaries (and Holdings and Intermediate Holdings in certain limited circumstances), which shall be subject to standards, qualifications, thresholds, exceptions for materiality and/or otherwise and “baskets,” grace and cure periods, in each case, consistent (where applicable) with the Documentation Considerations;

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Exhibit B – Page 16

(e)	give due regard to:

(i)	the operational and strategic requirements of the Borrowers, the Target, and their respective subsidiaries in light of their consolidated capital structure, size, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrowers, the Target and their respective subsidiaries), in each case, after giving effect to the Transactions,

(ii)	the model delivered by the Sponsor on July 25, 2018 (the “Projections”),

(iii)	customary EU bail-in provisions; and

(iv)	operational and regulatory requirements of the Agent;

(the items described in clauses (a) through (e), collectively, the “Documentation Considerations”); and

(f)	be negotiated in good faith by the Borrowers and the Commitment Parties giving effect to the Limited Conditionality Provision so that the Credit Documentation is finalized as promptly as practicable after the acceptance of the Commitment Letter giving due regard to the expected Closing Date.

Representations and Warranties:	Consistent with the Documentation Considerations and limited to the representations and warranties set forth in the Term Facility Commitment Letter (and otherwise substantially identical to the representations and warranties set forth in the Term Facility Documentation), with only corresponding changes to reference the ABL Facility, which shall, for the avoidance of doubt, include representations and warranties regarding accuracy of Borrowing Base certificates, eligible accounts, eligible inventory (including eligible rolling stock), and, in relation to the U.K. Loan Parties, their “centre of main interest”.

“Material Adverse Effect” means (a) on the Closing Date, “Material Adverse Effect” (as defined in the Merger Agreement) and (b) at any time thereafter, a material adverse effect on (i) the business, financial condition or results of operations, in each case, of the Borrowers and their Restricted Subsidiaries (taken as a whole), (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Credit Documentation or (iii) the rights and remedies, taken as a whole, of the Agent and the Lenders under the Credit Documentation.

Term Sheet – ABL Facility

Exhibit B – Page 17

Affirmative Covenants:	Consistent with the Documentation Considerations and limited to the affirmative covenants set forth in the Term Facility Commitment Letter (and otherwise substantially identical to the affirmative covenants set forth in the Term Facility Documentation), with only corresponding changes to reference the ABL Facility and to add the following affirmative covenants: maintenance of a cash management system as set forth under the heading “Cash Management/Cash Dominion” above, delivery of monthly Borrowing Base certificates (subject to more frequent delivery as set forth above under “Availability”) and supporting documentation for the Borrowing Base and quarterly (or, during a Cash Dominion Period (as defined below), on a monthly basis) covenant compliance certificates (whether or not the financial covenant is in effect), customary provisions relating to “centre of main interest” and “persons of significant control” (solely relating the U.K. Loan Parties), inspection rights, delivery of customary insurance certificates and endorsements within 15 business days after the Closing Date (subject to extensions as may be agreed upon by Agent in its reasonable discretion), annual third-party field examination and fleet appraisal rights, provided that, so long as no event of default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agent for more than one field examination and two fleet appraisals in each applicable jurisdiction during any calendar year, except that the Agent shall be entitled to conduct an additional third-party field examination and fleet appraisal in each applicable jurisdiction at the Borrowers’ expense in such calendar if the Borrowers have Excess Availability under the ABL Facility of less than the greater of (a) 15% of the Line Cap or (b) $5.0 million for 3 consecutive business days, and provided further, that following the occurrence and during the continuation of an event of default, such examinations and/or appraisals may be conducted at the Borrowers’ expense as many times as the Agent shall consider reasonably necessary. Inventory appraisals shall be conducted in the Agent’s reasonable discretion, provided that, so long as no event of default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agent for more than one inventory appraisal during any calendar year.

Financial Covenant:	Holdings and Borrowers (on a consolidated basis) will maintain a Fixed Charge Coverage Ratio, calculated for each 12-month period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00.

Solely for purposes of calculating the Fixed Charge Coverage Ratio under the ABL Facility, “Consolidated EBITDA” (and, without duplication, component definitions, including, without limitation, net income) will (x) be based upon the consolidated net income (determined in accordance with GAAP) of the Borrowers and their Restricted Subsidiaries, (y) include the Identified Add-backs defined below and (z) otherwise be defined in a manner consistent with the Precedent Agreement.

Term Sheet – ABL Facility

Exhibit B – Page 18

For purposes of the foregoing, the “Identified Add-backs” shall mean:

(i) pro forma “run rate” cost savings, operating expense reductions and synergies related to the Transactions and other acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives and other “specified transactions” that are reasonably identifiable and factually supportable and projected by the Borrowers in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrowers) within 12 months after the Closing Date (in the case of the Transactions) or such transaction (in the case of any other transaction, initiative or event) (pro forma “run rate” being the full benefit associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been fully realized on the first day of the applicable period for the entirety of such period); provided that the aggregate amount added back to pursuant to this clause (i) in any four-quarter period (together with any amounts added back pursuant to clause (ii) below) shall not exceed 20% of Consolidated EBITDA for such period;

(ii) an add-back for restructuring and related charges; provided that the aggregate amount added back to pursuant to this clause (ii) in any four-quarter period (together with any amounts added back pursuant to clause (i) above) shall not exceed 20% of Consolidated EBITDA for such period;

(iii) an add-back for costs and expenses incurred in connection with the Transactions, acquisitions, investments, dispositions, debt and equity issuances permitted under the Credit Documentation and amendments or waivers to the Credit Documentation and other debt agreements, and management fees, in an aggregate amount in any four-quarter period not to exceed an amount to be mutually agreed;

(iv) an add-back for extraordinary, unusual or non-recurring losses, charges or expenses; and

(v) adjustments, exclusions and add-backs reflected in the Projections.

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Exhibit B – Page 19

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal quarter of Holdings most recently ended prior to a Covenant Trigger Event for which Borrowers are required to deliver to Agent financial statements, and (b) continuing through and including the first day after such Covenant Trigger Event is cured for a period of 30 consecutive calendar days following the Covenant Trigger Event.

“Covenant Trigger Event” means if at any time total Excess Availability is less than the greatest of (a) 10% of the Line Cap, (b) $5,000,000, and (c) 12.5% of the U.K. Borrowing Base.

“Fixed Charge Coverage Ratio” means with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA of the Loan Parties for such period minus capital expenditures made (to the extent not already incurred in a prior period) or incurred during such period (except to the extent financed by proceeds of long-term indebtedness (other than revolving loans) or equity) plus the amount of net cash proceeds received during such period from the sale of any machinery or equipment owned by a Loan Party, to (b) Fixed Charges (as defined below) for such period.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) interest expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense) during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, and local income taxes paid in cash during such period, (d) all management, consulting, monitoring, and advisory fees paid to Sponsor or its affiliates during such period, and (e) all Restricted Payments in excess of $25.0 million paid (whether in cash or other property, other than common equity interests) during such period.

An equity cure consistent with the Precedent Agreement; provided that such provisions shall provide (i) no more than two equity cures may be made in any period of four consecutive quarters; and (ii) no more than five (5) equity cures may be made over the life of the ABL Facility. No Lender shall be required to fund any ABL Loan or other advance, and no Issuing Bank or swingline Lender shall be required to issue any Letter of Credit, at any time during a cure period.

Term Sheet – ABL Facility

Exhibit B – Page 20

Negative Covenants:	Consistent with the Documentation Considerations and limited to the negative covenants set forth in the Term Facility Commitment Letter (and otherwise substantially identical to the negative covenants set forth in the Term Facility Documentation) with corresponding changes to reference the ABL Facility; provided that such negative covenants shall be modified to: (i) include exceptions to allow (A) indebtedness under the Term Facility (including any “Incremental Term Facility” and “Refinancing Term Facility”), Incremental Equivalent Debt and Refinancing Notes (each as defined in the Term Facility Commitment Letter) and any permitted refinancing thereof and (B) liens securing any of the indebtedness set forth in the foregoing clause (A) and subject to the Intercreditor Agreement, (ii) modify the exceptions for indebtedness and liens to provide that any secured indebtedness or liens incurred using any incurrence-based ratio tests, fixed dollar general baskets or the incurred acquisition debt baskets must be secured by a lien that is junior to the lien securing the U.S. ABL Priority Collateral and the U.K. Collateral and shall be subject to a customary intercreditor agreement, (iii) eliminate the ability to make “Investments”, “Restricted Payments” and “Restricted Debt Payments” using the “Growth Amount” of the “Available Basket” (each as defined in the Term Facility Commitment Letter) under the heading “Negative Covenants” in the Term Facility Commitment Letter, (iv) eliminate the ability to make additional Investments, Restricted Payments and Restricted Debt Payments using the incurrence-based ratio tests set forth in clauses (e)(iv), (f)(v) and (g)(i)(E) of Exhibit B of the Term Facility Commitment Letter under the heading “Negative Covenants”, (v) permit the making of additional Investments (including acquisitions), Restricted Payments, Restricted Debt Payments (which should also include unsecured permitted debt) at any time when the Payment Conditions (as defined below) are met, (vii) permit the incurrence of additional unsecured indebtedness at any time when the Payment Conditions are met, subject to customary conditions regarding weighted average life, maturity and mandatory prepayments, (viii) require compliance with the Payment Conditions in connection with intercompany investments by the Borrowers or any Guarantor in non-Guarantors and subject to mutually agreeable caps, (ix) modify the covenant regarding asset sales and other dispositions of property to require the delivery of an updated Borrowing Base certificate concurrently with the sale of assets constituting U.S. ABL Priority Collateral and U.K. Collateral above a threshold to be agreed and to restrict sales or other dispositions of Accounts or other ABL Priority Collateral in connection with securitization or factoring arrangements, and (x) limit the incurrence of purchase money indebtedness and capital leases (1) incurred in the UK, to an aggregate outstanding principal amount not to exceed the greater of $2.0 million and 2.5% of Consolidated EBITDA (as defined in the Term Facility Documentation), and (2) incurred in jurisdictions other than the UK, to an aggregate outstanding principal amount not to exceed the greater of $41.0 million and 50% of Consolidated EBITDA (as defined in the Term Facility Documentation).

Term Sheet – ABL Facility

Exhibit B – Page 21

“Payment Conditions” means with respect to any transaction to which such conditions apply, (a) no event of default has then occurred and is continuing or would result after giving effect to such transaction, (b) pro forma Excess Availability on the date of the proposed transaction and for the 30-consecutive day period immediately preceding such transaction (in each case, calculated on a pro forma basis to include the borrowing of any ABL Loans or issuance of any Letters of Credit in connection with the proposed transaction) is equal to or greater than (A) with respect to “Investments” and “Restricted Debt Payments”, the greater of (i) $7.25 and (ii) 15.0% of the lesser of (x) the aggregate commitments in respect of the ABL Facility and (y) the aggregate Borrowing Base and (B) with respect to “Restricted Payments”, the greater of (i) $8.5 million and (ii) 17.5% of the lesser of (x) the aggregate commitments in respect of the ABL Facility and (y) the aggregate Borrowing Base, (c) the pro forma Fixed Charge Coverage Ratio is at least 1.0:1.0 (taking into account the full amount of any Restricted Payments whether or not such Restricted Payment would be included in the calculation of Fixed Charges pursuant to the definition thereof); provided that (X) if at no time during the 30-consecutive day period immediately preceding the proposed transaction was Excess Availability less than (A) with respect to “Investments” and “Restricted Debt Payments”, the greater of (i) $8.5 million and (ii) 17.5% of the lesser of (x) the aggregate commitments in respect of the ABL Facility and (y) the aggregate Borrowing Base and (B) with respect to “Restricted Payments”, the greater of (i) $10.0 million and (ii) 20% of the lesser of (x) the aggregate commitments in respect of the ABL Facility and (y) the aggregate Borrowing Base (in each case, calculated on a pro forma basis to include the borrowing of any ABL Loans or issuance of any Letters of Credit in connection with the proposed transaction), then clause (c) shall not apply, and (d) the Borrowers shall have delivered a customary officer’s certificate to the Agent certifying as to compliance with the requirements of clauses (a) through (c) (if applicable); and (Y) the Loan Parties shall not be required to comply with or otherwise satisfy the “Payment Conditions” with respect to any “Restricted Payments” using the “Available Basket” or the general basket for “Restricted Payments” (each as defined in the Term Facility Commitment Letter) under the Term Facility Documentation, in each case to the extent permitted thereunder.

Unrestricted Subsidiaries:	The Credit Documentation will contain provisions with respect to Unrestricted Subsidiaries substantially consistent with those set forth in the Term Facility Documentation subject to (a) pro forma compliance with the Payment Conditions (unless the general investment basket is utilized in connection with such designation), and (b) in the event a Loan Party is re-designated from a Restricted Subsidiary to an Unrestricted Subsidiary, delivery of an updated Borrowing Base certificate concurrently with such re-designation. Unrestricted Subsidiaries (and the sale of any equity interests therein or assets thereof) will not be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenants or event of default provisions of the Credit Documentation, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio set forth in the Credit Documentation. No Restricted Subsidiary may be designated as an Unrestricted Subsidiary under the ABL Facility if it is a Restricted Subsidiary under the Term Facility.

Term Sheet – ABL Facility

Exhibit B – Page 22

Events of Default:	Consistent with the Documentation Considerations and limited to the events of default set forth in the Term Facility Commitment Letter (and otherwise substantially identical to the events of default set forth in the Term Facility Documentation); provided that an event of default arising as a result of the failure to deliver a Borrowing Base certificate shall be consistent with the Precedent Agreement, failure to pay any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit when due and payable (or when declared due and payable) shall not be subject to a grace period, failure to comply with the cash management covenant or procedures shall not be subject to a grace period, failure to comply with the ABL Financial Covenant shall not be subject to a grace period and the ABL Facility shall cross-default and cross-accelerate to the Term Facility and all other indebtedness in excess of an amount to be agreed.

For purposes of the Change of Control event of default:

(a) The term “Change of Control” means the earliest to occur of:

(i) the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, but excluding any employee benefit plan and/or person acting as the trustee, agent or other fiduciary or administrator therefor), other than one or more Permitted Holders, of capital stock representing more than the greater of (x) 35% of the total voting power of all of the outstanding voting stock of Holdings and (y) the percentage of the total voting power of all the outstanding voting stock of Holdings owned, directly or indirectly, by the Permitted Holders;

(ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not directors of Holdings on the date of this Agreement, or nominated or appointed by the board of directors of Holdings;

(iii) each Borrower ceasing to be a direct or indirect wholly-owned subsidiary of Holdings or Intermediate Holdings; or

Term Sheet – ABL Facility

Exhibit B – Page 23

(iv) the occurrence of a change of control or similar event under the Term Facilities Documentation.

(b) “Permitted Holders” means, collectively, the Sponsor and the other Investors.

Voting:	Consistent with the Precedent Agreement, giving due regard to the Documentation Considerations.

Defaulting Lenders:	The Credit Documentation will contain customary limitations on and protections with respect to “defaulting” Lenders, including, but not limited to, exclusion for purposes of voting.

Assignments and Participations:	Consistent with the Precedent Agreement, giving due regard to the Documentation Considerations; provided, that, no consent of a Loan Party shall be required for any assignment or participation to a Disqualified Institution during the continuation of any payment or bankruptcy Event of Default.

Yield Protection and Taxes:	The Credit Documentation shall contain customary provisions for transactions of this type (including mitigation provisions and to include Dodd-Frank and Basel III as changes in law) and consistent with the Precedent Agreement. The Credit Documentation will contain customary tax gross-up provisions.

Expenses and Indemnification:	Consistent with the Precedent Agreement.

Governing Law and Forum:	New York; provided, that, (a) any Credit Documentation that governs security interests and lien in the Collateral shall be governed by the laws of the jurisdiction in which such security interest and/or lien is intended to be created or perfected (subject to the terms hereof) and (b) notwithstanding the governing law provisions of the Credit Documentation, it is understood and agreed that (i) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof either the initial Borrower or its applicable affiliate has the right to terminate its obligations under the Merger Agreement or to decline to consummate the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Agent and the Lead Arranger:	Morgan, Lewis & Bockius LLP.

Term Sheet – ABL Facility

Exhibit B – Page 24

Annex I to Exhibit B

INTEREST RATES

Interest Rate Options:	U.S. Borrowers may elect that the loans bear interest at a rate per annum equal to:

(i) the Base Rate plus the Applicable Margin; or

(ii) the LIBOR Rate plus the Applicable Margin.

Loan to the U.K. Borrowers will bear interest at rate per annum equal to the LIBOR Rate plus the Applicable Margin.

As used herein:

The “Base Rate” means the greatest of (a) 1% percent per annum, (b) the Federal Funds Rate plus ½%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (d) shall be deemed to be zero).

The “LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time (i) in respect of loans to the U.S. Borrowers, two Business Days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by U.S. Borrowers or (ii) in respect of loans to the U.K. Borrowers, the 30 day rate for the relevant currency on the last Business Day of the calendar month before the month in which such rate is to be applied, in each case in accordance with the definitive credit agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate for loans to U.S. Borrowers shall be available for interest periods of 1, 2, 3 or 6 months and the LIBOR Rate for loans to U.K. Borrowers shall be the applicable 30 day rate.

Term Sheet – ABL Facility

Annex I to Exhibit B – Page 1

“Applicable Margin” means, as of any date of determination, the following margin based upon the average excess availability for the most recent quarter; provided, however, that for the period from the Closing Date through the first full quarter following the Closing Date, the Applicable Margin would be at Level III:

Level	Average Excess Availability	Applicable Margin for Base Rate Loans which are Revolving Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans which are Revolving Loans (the “LIBOR Rate Margin”)	Applicable Margin FOR U.K. Revolving Loans (the “UK Margin”)

I	> 66.67% of the Maximum Revolver Amount	0.75 percentage points	1.75 percentage points	1.75 percentage points

II	< 66.67% of the Maximum Revolver Amount and > 33.33%% of the Maximum Revolver Amount	1.00 percentage points	2.00 percentage points	2.00 percentage points

III	< 33.33% of the Maximum Revolver Amount	1.25 percentage points	2.25 percentage points	2.25 percentage points

Interest Payment Dates:	In the case of loans bearing interest based upon the Base Rate (“Base Rate Loans”), monthly in arrears.

In the case of loans to the U.S. Borrowers bearing interest based upon the LIBOR Rate (“LIBOR Rate Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

In the case of loans to the U.K. Borrowers, monthly in arrears.

Term Sheet – ABL Facility

Annex I to Exhibit B – Page 2

Letter of Credit Fees:	An amount equal to the LIBOR Rate Margin or UK Margin (as applicable) per annum times the average amount of the Letter of Credit Usage, plus a fronting fee of 0.125% and other charges imposed by the letter of credit issuing bank, in each case, payable monthly in arrears; provided however, that if the Default Rate is in effect, the Letter of Credit Fee would be increased by an additional 2.0% per annum.

Default Rate:	Automatically upon the occurrence and during the continuation of an event of default relating to bankruptcy or insolvency, and upon the occurrence and during the continuation of a payment event of default, at the direction or Agent and the Required Lenders (to be defined), all amounts under the Facility would bear interest at 2.0% above the interest rate otherwise applicable thereto.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365 days in the case of Pounds Sterling or Euros) and the actual number of days elapsed.

Closing Fee:	A fee in an amount to be set forth in a separate fee letter.

Unused Revolver Fee:	An unused revolver fee, based on the grid below, would be due and payable monthly in arrears.

Level	Average Utilization	Applicable Unused Line Fee per Annum on the Unused Portion of the Revolver

I	Less than 50% of the Maximum Revolver Amount	0.50%

II	Greater than or equal to 50% of the Maximum Revolver Amount	0.25%

Servicing Fee:	A fee in an amount to be set forth in a separate fee letter.

Term Sheet – ABL Facility

Annex I to Exhibit B – Page 3

EXHIBIT C

PROJECT BOOM
CONDITIONS

The availability and initial funding of the ABL Facility on the Closing Date shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject in each case to the Limited Conditionality Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A or B (including the Annexes thereto) attached thereto.

1.	The Credit Documentation shall have been executed and delivered by each of the Loan Parties party thereto, and the Commitment Parties shall have received:

(a)	customary closing certificates, borrowing notices and legal opinions, corporate documents, resolutions/evidence of authority for the Loan Parties and a Borrowing Base certificate (which shall be in substantially the form of the Borrowers’ borrowing base certificate under the Precedent Agreement); and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of Holdings in the form attached as Annex I hereto, certifying that Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects on the Closing Date (unless such Specified Representations and Specified Merger Agreement Representations relate to an earlier date, in which case, such Specified Representations and Specified Merger Agreement Representations shall have been true and correct in all material respects as of such earlier date); provided that the foregoing materiality qualifier shall not be applicable to any representations qualified or modified by materiality; provided, further, that to the extent any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined in the Merger Agreement) for purposes of the making or deemed making of such Specified Representation on or as of the Closing Date (or any date prior thereto).

3.	Prior to or substantially concurrently with the effectiveness of commitments under the ABL Facility contemplated by the Commitment Letter, Merger Sub shall have received the Equity Contributions in accordance with their terms.

Conditions

Exhibit C – Page 1

4.	Substantially concurrently with the effectiveness of commitments under the ABL Facility, the Acquisition shall be consummated in accordance with the terms of the Agreement and Plan of Merger with respect to the Acquisition (together with the exhibits and disclosure schedules thereto, the “Merger Agreement”), dated as of September 7, 2018, among Holdings, Buyer, Intermediate Holdings, Merger Sub, Industrea Merger Sub, the Target, and PGP Investors, LLC, a Delaware limited liability company, solely in its capacity as the initial Holder Representative thereunder, but without giving effect to any amendments, waivers or consents by Holdings or the Borrowers that are materially adverse to the interests of the Initial Lender or the Lead Arranger in their respective capacities as such without the consent of the Lead Arranger, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Initial Lender or the Lead Arranger so long as such decrease is allocated (i) first, to reduce the Equity Contributions and/or the Buyer Trust Funds (as determined by the Buyer) such that the Equity Contributions, together with the Buyer Trust Funds and Rollover Equity, represents the Minimum Equity Contribution Percentage, and (ii) thereafter, to reduce the Equity Contributions and Buyer’s Trust Funds (as determined by the Buyer) and the Term Facility on a pro rata, dollar-for-dollar basis, (b) any increase in the purchase price shall not be materially adverse to the Initial Lender or the Lead Arranger so long as such increase is funded by amounts permitted to be drawn under the Term Facility or the Equity Contributions (without reducing the percentage otherwise required to be contributed pursuant to the definition thereof) and (c) any amendment or modification of the definition of “Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the interests of the Initial Lender or the Lead Arranger).

5.	The Refinancing shall have been consummated substantially concurrently with the effectiveness of commitments under the ABL Facility.

6.	The execution and delivery by the parties thereto of the definitive credit documentation in connection with the Term Facility consistent in all material respects with the terms set forth in the Term Facility Commitment Letter (as in effect on the date hereof, as such terms may be modified pursuant to the Term Flex Provisions) shall have occurred, and the Term Facility shall be effective.

7.	Since the date of the Merger Agreement, there shall not have occurred a Material Adverse Effect on the Target.

8.	The Lead Arranger shall have received (a) an audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows of the Target as of the end of and for the fiscal years ended on or about October 31, 2015, October 31, 2016 and October 31, 2017 and each subsequent fiscal year ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Target for the fiscal quarters ended on or about April 30, 2018 and each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (or, if such fiscal quarter is the last fiscal quarter of a fiscal year, 90 days prior to the Closing Date) and (c) a pro forma consolidated balance sheet and related pro forma statement of income of Holdings as of the last day of and for the four fiscal quarters ended on the last date for which financial statements pursuant to clause (b) were most recently required (the “Pro Forma Financial Statements”), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

9.	Subject to the provisions of the Intercreditor Agreement, all documents and instruments necessary to establish that the Agent will have perfected security interests (subject to liens permitted under the relevant Credit Documentation) in the Collateral under the ABL Facility shall have been executed (to the extent applicable) and delivered to the applicable Agent and, if applicable, be in proper form for filing.

10.	All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter (in the case of this clause (b), to the extent invoiced at least 3 business days prior to the Closing Date or such later date to which the Borrowers may agree), shall, in each case, have been paid (which amounts may be offset against the proceeds of any ABL Loans made on the Closing Date).

11.	The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Loan Parties and their senior management and key principals under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (including, without limitation, the Beneficial Ownership Certification), that has been reasonably requested by Agent or any Initial Lender at least 10 business days in advance of the Closing Date; provided that Agent shall have received all documentation and other information required under this clause 10 for any new Loan Party formed or senior management or key principal appointed within 10 business days prior to the Closing Date.

Conditions

Exhibit C – Page 2

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[●][●], 2018

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●]1, (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of Holdings, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of Holdings and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the [Borrower Representative] pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of Holdings and its Subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole, is not less than the amount that will be required the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (iii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

1 Describe Credit Agreement.

ABL Facility Commitment Letter

Annex I to Exhibit C – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:

Name: [●]
Title: [Chief Financial Officer/equivalent officer]

ABL Facility Commitment Letter

Annex I to Exhibit C – Page 2